FOR IMMEDIATE RELEASE
                                                           ---------------------

             VIDEO UPDATE EXPANDS BOARD TO SEVEN WITH APPOINTMENT OF
                    BERNARD PATRIACCA AS INDEPENDENT DIRECTOR

    FORMER CFO OF DUNKIN' DONUTS BRINGS ADDED RETAIL AND FRANCHISE EXPERTISE


         ST. PAUL,  MN, April 2, 1997 -- Video  Update,  Inc.  (Nasdaq  National
Market: VUPDA, VUPDZ), an international video chain, today announced the election of Bernard R. Patriacca to its Board of Directors, increasing the size of the Board from six to seven members, effective April 1st.

         Mr. Patriacca, age 53, has extensive retail, financial and franchise experience. From 1973 to 1991, Mr. Patriacca served in various capacities at Dunkin' Donuts Incorporated, including Chief Financial Officer and Director. Since 1994, he has served as Vice President of Errands Etc., Inc., a privately held homeowner's personal service company he co-founded.

         "Bernard brings to our Board a valuable mix of retail, franchising and management expertise at both public and private companies," commented Dan Potter, Chairman and Chief Executive Officer of Video Update. "His experience at Dunkin' Donuts during its formative years is especially appropriate for our Board as Video Update continues its North American expansion in the video rental industry."

         From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies including Sky Rock Services Corp. and Boston Coach. He also serves as a director of publicly held Smith-Midland Corporation, a developer and manufacturer of precast concrete products, and ENCON Systems, Inc., a full-service energy management company. Mr. Patriacca is a Certified Public Accountant with Bachelors and Masters degrees in Finance and Accounting from Northeastern University.







         Video Update, Inc. is an international video retail chain with 336 video superstores in North America of which 307 are company-owned and 29 are franchised as of March 31, 1997. These stores are located in nineteen states in the US and in three provinces in Canada.

         Matters discussed in this news release, including the Company's expansion plans, may be considered forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. Business and expansion risks are detailed from time to time in the Company's SEC reports, including Form 10-KSB, S-3 and 10-QSB for the quarter ended January 31, 1997.